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                                                                    Exhibit 10.6

                             LOT PURCHASE AGREEMENT
                                (EXECUTIVE LOTS)

     THIS LOT PURCHASE AGREEMENT (this "Agreement") is made as of the Effective Date (hereinafter defined) by and between RENAISSANCE AT WOODLANDS, LLC, a Virginia limited liability company, hereinafter called "Seller," and NEIGHBORHOODS I, LLC, a Virginia limited liability company, hereinafter called "Purchaser."

                                   WITNESSETH:

     WHEREAS, Seller is the owner of certain property located in Loudoun County (the "County"), Virginia, to be recorded among the Plat Records of Loudoun County in the subdivision known as Woodland Village, as more fully shown and designated for single family home construction on the attached Exhibit "A" (said property being hereinafter referred to as the "Property"); and

     WHEREAS, Purchaser wishes to acquire the single family lots set forth on
SCHEDULE 1 attached hereto (the "Lots"), which lots will be duly and properly subdivided and created upon the Property as shown on the attached Exhibit "A."

     NOW, THEREFORE, in consideration of the premises and of the promises hereinafter set forth, the parties agree as follows:

     1. Bargain and Sale.

     Seller hereby promises and agrees to sell, and Purchaser hereby promises and agrees to purchase, the Lots in accordance with the provisions of this Agreement.

     2. Specific Performance.

     Purchaser acknowledges that Seller, in reliance upon Purchaser's agreements and undertakings hereunder, has made certain financial and other commitments to third parties. Accordingly, the parties agree that in the event of a breach by Purchaser of its obligations hereunder, Seller shall have a right of specific performance to require Purchaser to purchase and acquire, on the terms and conditions hereinafter set forth, 54 of the Lots. The foregoing equitable remedy shall be Seller's sole remedy in the event of Purchaser's breach of its obligations hereunder.

     3. Purchase Price.

     The purchase price for the Lots shall be as set forth on SCHEDULE 1 attached hereto (the "Purchase Price").

     4. Payment of Purchase Price.

     The Purchase Price for each Lot purchased hereunder shall be paid in cash, by wire transfer, title company check, or certified funds or the equivalent at closing thereon.

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     5. Closing.

     Initial settlement shall be for one (1) model Lot and shall take place as set forth in Section 6 below. Commencing 180 days following the initial settlement, Purchaser agrees to take down eight (8) Lots per "Quarter" (as defined below). If in any Quarter purchases exceed the then required takedown schedule, Purchaser shall be given a credit for such Lots against the next required takedown schedule. Purchaser reserves the right to accelerate the takedown schedule, subject to the availability of Lots. The sequence of Lot takedowns shall be agreed upon by Seller and Purchaser. Modifications to the sequence and/or the takedown schedule must be agreed upon by both Seller and Purchaser. Notwithstanding the foregoing and after the 17th Lot has been purchased, Purchaser shall have the right, exercisable in Purchaser's sole discretion by giving Seller not less than ten (10) days prior written notice, to delay a scheduled takedown for a period of ninety (90) days, in which event all subsequent takedowns shall occur ninety (90) days after the date originally scheduled for such takedowns. Following the exercise of the foregoing deferral right, provided Purchaser has subsequently satisfied the quarterly takedown obligation for not less than three (3) consecutive quarters, Purchaser shall have an additional one-time right, exercisable in Purchaser's sole discretion by giving Seller not less than ten (10) days prior written notice, to delay a scheduled takedown for a period of ninety (90) days, in which event all subsequent takedowns shall occur ninety (90) days after the date originally scheduled for such takedown.

          a. "Quarter" as used herein shall mean ninety (90) day periods.

          b. The Purchase Price for each Lot shall be increased at the rate of one and one-half percent (1- 1/2%) per Quarter. Said increase shall commence one hundred eighty (180) days after the latter of (1) the date of the Model Lot takedown per this Lot Purchase Agreement for the Executive Lots and (2) the date of the Model Lot takedown per the Lot Purchase Agreement for the Estate Lots. In the event Seller has not completed its obligations under this Agreement and is unable to deliver finished Lots to satisfy Purchaser's take-down obligations, and closing is delayed as a result thereof, the Purchase Price shall be the amount Purchaser would have paid had the closing not been delayed, and increases as above shall be abated accordingly.

     Purchaser shall have the right at any time to settle on more Lots than the number of Lots required to be purchased in such Quarter, provided additional Lots are available for early settlement. Purchaser shall receive credits toward the minimum number of Lots required to be purchased in any period, for Lots purchased in excess of the minimum number, and such credits shall be cumulative.

     6. Additional Conditions to Closing for Lots.

     Initial settlement for model Lot shall take place on or before fifteen (15) days from the date on which Seller notifies Buyer that (i) building permits for such model Lots are issuable by Loudoun County, assuming timely filing of all requisite applications and payment of standard fees; (ii) there is construction access available to the model Lot; and (iii) the Lots are cleared and graded as required under this Agreement. Thereafter, prior to all subsequent settlements, each of the Lots shall have such improvements as would allow Purchaser to obtain a building permit for


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the construction of a dwelling unit thereon, and upon completion of such dwelling unit, a Certificate of Use and Occupancy therefor assuming timely filing of all requisite applications and payment of standard fees. Seller shall use commercially reasonable efforts to complete the work described in Exhibit "B" attached hereto and incorporated herein and in this section as to a number of Lots sufficient to enable the initial settlement on the model lot within twelve (12) months following the acquisition of the Property by Seller, and shall thereafter complete such work as to additional Lots such as will enable Purchaser to meet its minimum closing obligations set forth in Section 5.

     7. Transfer Imposts.

     Seller shall pay the Virginia Grantor's Tax and Purchaser shall pay all other State and county transfer and recordation taxes assessed at or related to each closing hereunder.

     8. Settlement Costs.

     Cost of examination of title, title insurance, Purchaser's settlement fees, Purchaser's attorneys' fees, and document preparation charges for the Deed, if any, shall be at the sole expense of Purchaser. Seller shall be responsible for its own settlement costs.

     9. Place of Settlement.

     Closings as herein required shall be held at Walker Title or at such other settlement agent's office within the Washington, D.C. Metropolitan Area or within the jurisdiction in which the Property is located as Purchaser designates.

     10. Adjustments.

     All ad valorem taxes, metropolitan district charges, front foot or other benefit charges or assessments, including deferred connection charges, if applicable, and all other fees payable on an annual or periodic basis shall be adjusted to the date(s) of closing and thereafter assumed by Purchaser. Seller will be responsible for the payment of any presently enacted rezoning or development tax which may be imposed on the Lots. Purchaser will be responsible for any water and sewer capital facility connection charges and capital facility assessment charges and any user fees applicable to the Lots, and if all or a portion of the same has been paid by Seller prior to settlement, Purchaser shall reimburse Seller at settlement for such charges on a pro-rata basis per Lots settled.

     11. Default.

          a. Purchaser's Failure to Close. In the event of Purchaser's wrongful failure to close upon a Lot or Lots as provided herein, Seller's sole remedy shall be specific performance as provided in Section 2.

          b. Seller's Default. Except as set forth in the last paragraph of
Section 13 of this Agreement, in the event of default by Seller, Purchaser's sole and exclusive remedy shall be a suit for specific performance against Seller with regard to the obligations of Seller.


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          c. Notice and Cure. Except for payments by Purchaser required pursuant to this Agreement, no failure or default by Purchaser or Seller, including failure to timely exercise options, shall result in the termination or limitation of any right hereunder or the exercise of any rights or remedies with respect to such failure or default unless and until defaulting party shall have been notified in writing and shall have failed to remedy said failure within fifteen (15) days after the receipt of said written notice. If such failure or default is not curable within fifteen (15) days, then action to cure shall begin within fifteen (15) days and be completed within thirty (30) days.

     12. Seller's Representations.

     As of the Effective Date of this Agreement, Seller represents, warrants and covenants as follows, and it shall be a condition precedent to Purchaser's obligation to consummate closing(s) that none of the following has been breached or would be breached if remade as of their respective date(s) of closing(s):

          a. For so long as this Agreement continues in effect, Seller shall not cause any change in the Property from its present physical condition except as required by governmental authorities and/or to finish the Lots, and shall not commit any waste upon the Property.

          b. Seller will, during the terms of this Agreement, keep any existing mortgage(s) against the Property current and not in default and cause to be paid all taxes and other public charges against the Property so as to avoid forfeiture of Purchaser's rights under this Agreement.

          c. With the exception of restrictive covenants for the Woodland Village HomeOwners Association Inc. and all other documents recorded or required to be recorded to subdivide the finished Lots, Seller has not made and will not make any commitments or representations to the applicable governmental authorities, any adjoining or surrounding property owners, any civic association, any utility, or any other person or entity, which would in any manner be binding upon Purchaser or interfere with Purchaser's ability to utilize or develop the Property, without Purchaser's prior written approval.

          d. There is no violation of any law, ordinance, order or regulation affecting the Lots resulting from Seller's actions, and Seller agrees to take all necessary action to correct any such future violation caused or created by Seller prior to closing and to convey the Property free thereof.

          e. To the best knowledge of Seller, there are no hazardous or toxic wastes or substances or petroleum waste or substances which are the subject of any federal, state or local environmental or pollution control laws upon or adjacent to the Property or any part thereof, and that it has received no notification of, and has no knowledge of, any investigation of the Property or any part thereof by the U.S. Environmental Protection Agency or any similar federal, state or local governmental authority, and agrees to take all necessary action to correct any such future violation caused or created by Seller prior or after closing and to take such corrective action in order to convey the Property free thereof.


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          f. There is no action, suit, proceeding, inquiry or investigation at law or in equity, before or by any court, public body or board or administrative agency, pending or threatened, which in any way impairs title to the Lots and/or creates an impediment to obtaining building permits for the Lots.

          g. It has no knowledge of any pending or threatened condemnation proceeding concerning any part of the Lots.

          h. Connection with all utilities necessary to service residences upon the Property, including but not limited to electric and public or private water and sewer system, is reasonably available upon proper application.

          i. The right of ingress to and egress from the Property, through direct access to a dedicated public road or to a dedicated private road with direct access to a dedicated public road, is reasonably available.

          j. All dedications or fees in lieu thereof (other than as set forth in Section 14 hereof), or as otherwise specified herein, shall have been made or paid by Seller.

          k. Seller shall provide Purchaser with all the information required to be disclosed to Purchaser's third party purchasers, regarding the Homeowners' Association for the Property. Seller shall have an ongoing responsibility to deliver to Purchaser, in a timely manner, any substantial or material amendments or changes to the information required to be delivered to Purchaser's third party purchasers.

          l. This Agreement has been duly authorized by Seller and all of its individual and corporate stockholders, partners, members and participants, and the terms hereof do not violate and are not inconsistent with any by-law, statute, regulation, document, judicial or administrative proceeding, or anything else to which Seller is legally bound and/or a party.

          m. Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code as amended or replaced (the "Code"). At closing, Seller shall execute the Affidavit required by Section 1445(b)(2) of the Code and shall be responsible for filing such Affidavit as required. Seller shall indemnify and hold Purchaser harmless against any and all claims arising out of or relating to the execution, content or filing of the foregoing Affidavit. Seller shall also comply with any other reporting requirements imposed by the Code with respect to, or arising out of, the sale of the Property.

          n. Seller shall grant and provide such licenses, easements, and rights-of-way as Purchaser reasonably deems necessary for Purchaser's access to the Property and for Purchaser's ingress and egress and such other easements or rights-of-way needed for the purpose of Storm Water Quality Management or utility service, all of the foregoing not to materially interfere with development by Seller or materially devalue Seller's Property. All of the foregoing licenses, easements and rights-of-way shall conform with County requirements and approvals.

          o. As of each closing date, all sureties, bonds, and/or letters of credit required by the County or all other governmental agencies (including FHA/VA) in connection with


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Seller's development obligations shall have been posted by Seller, in the amount required by appropriate governmental agencies.

          p. Seller has disclosed, and provided Purchaser with copies of, any and all proffers and agreements between Seller and the local government officials, or otherwise affecting the Property, regarding the development of the Property and construction of the Lots. Seller shall be solely responsible for any and all monetary and development obligations set forth in any such proffers and/or agreements, except for capital facility charges, impact fees and front foot benefit assessments as hereinbefore set forth in this Agreement, which shall be Purchaser's obligation except as otherwise provided in this Agreement.

     13. Seller's Undertakings, Representations and Conditions Precedent.

     In addition to the promises and agreements hereinabove made by Seller, Seller, at its sole cost and expense, shall be responsible for further undertakings as specified in this section. Purchaser's obligation to consummate respective closings shall be conditioned upon the completion of the following items as to the Lots to then be so closed upon (wherever in this Agreement there is a reference to Seller having to take development activity "to a Lot and/or Lot line," the same shall mean to a point five (5) feet beyond the curb in the direction towards the Lot, such curb line being adjacent to the Lot):

          a. Seller shall be responsible for all costs in connection with the installation of the water and sewer mains to a Lot line and the construction and implementation of on-site sewage and water treatment facilities.

          b. The Lots shall be conveyed free of monetary liens, except for liens previously set forth in this Agreement and those items to be adjusted as of each closing hereunder, and zoned for the use contemplated herein.

          c. Seller shall have obtained all off-site rights-of-way and easements that may be necessary (i) for the installation of water and sanitary sewer to the Lots and to serve each Lot therein, (ii) to accomplish all on-site and off-site grading, (iii) for storm water management areas, and (iv) for streets and roads to service the Lots.

          d. The Property shall have been subdivided and duly recorded with approved plats providing for lots of size, number and use as set forth on Exhibit "A."

          e. Seller shall have prepared plans for public water and private sanitary sewer distribution systems to serve each Lot, and obtained authorization and approval of the same by the County and any other required entity. Such payment or reimbursement shall occur simultaneously with the settlement of each Lot. Water and sanitary sewer laterals shall be installed by Seller to a Lot line, and otherwise complies with all governmental requirements. Lateral ends and connections shall be clearly marked one time with a visible pole or stake, at least 4 feet in height, for each location.

          f. Seller shall install a duly authorized and approved public water distribution system as a source of domestic water to each Lot subject hereto and shall install the


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private sanitary sewer distribution system for each Lot subject hereto, such installation to extend to a boundary of the Lot.

          g. Seller shall have prepared plans for the grading and sediment control, storm drains, streets, curb, gutter, sidewalk, paving, landscaping and other improvements within the Property and/or the public right-of-way and any areas to be conveyed to the Homeowners' Association and obtained necessary approvals of such plans, including the site plan from the County, and all other relevant jurisdictions.

          h. Seller shall have obtained final and unappealable approval(s) from the County and all appropriate governmental authorities of all documents required of Seller necessary so that Purchaser can obtain building permits for the dwelling units to be constructed on the Lots to be settled, including but not limited to, site plans, authorizations, street construction permits, and allocations for water and sewer with hook-up approvals. Any such allocation, quarterly user fees and/or fees paid for by Seller prior to settlement shall be reimbursed to Seller by Purchaser at settlement.

          i. All engineering and site development plans for all Lots in Phase I or Phase II as set forth on Exhibit "A", as applicable, shall have been completed and fully approved by all applicable governmental authorities. Seller shall deliver to Purchaser a valid Engineer's Certificate, certifying to Purchaser that the plans and specifications incident to the fulfillment of Seller's obligations and all development improvements herein referred to meet, exceed and conform to all applicable Federal, State, County, City and other local ordinances, regulations, standards and specifications.

          j. Except as otherwise provided for in this Agreement, Seller shall be responsible for all special assessments imposed or assessed upon the Property for improvements by governmental authorities completed prior to the date hereof or required to be installed to develop the Property for the purpose and use contemplated under this Agreement, except for any deferred charges including front foot benefit charges regularly assumed by eventual house purchasers, which shall be adjusted to the date of transfer.

          k. Seller shall cooperate with and deliver to Purchaser, at the sole cost and expense of Purchaser, any and all things required to obtain, prepare or cause to be prepared certain documents described in this subparagraph k, which shall be in a form acceptable to Purchaser, such acceptance not to be unreasonably withheld, and as may be required by the Veteran's Administration
(VA), Federal Housing Administration (FHA), and Federal National Mortgage Association (FNMA). Seller agrees that it will, if required by any government agency prior to the first settlement hereunder, amend any Declarations, Articles, By-Laws or other Homeowners' Association documents to meet any agency requirement, and supply Purchaser and the appropriate government agency all information necessary to obtain requisite approvals. Anything to the contrary notwithstanding, Seller shall not be entitled to reimbursement for overhead and normal operating expenses in connection with the foregoing requirements of this subparagraph k.

               (i) A Declaration of Covenants, Conditions and Restrictions (the "HOA Declaration") imposing architectural and residential use restrictions on the Lots and, if


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required, providing for a Homeowners' Association with annual assessments against each Lot for the purpose of providing funds for the maintenance of the open space and recreation areas, if any, shown on the recorded subdivision plat, which recreation areas, and open space within areas where said Lots are being settled, have been conveyed to the Homeowners' Association by Seller prior to the time homeowner(s) settle on the first Lot(s).

               (ii) Articles of Incorporation for the Homeowners' Association.

               (iii) By-Laws for the Homeowners' Association. Seller, at or prior to the first settlement on the Lots, shall record the HOA Declaration among the Land Records of the County and shall record and file the Articles of Incorporation for the Homeowners' Association with the Virginia State Corporation Commission.

          l. The Lots to be conveyed hereunder shall be delivered free of rubbish and/or debris.

          m. It is a condition of closing(s) that water and sewer shall be installed to a Lot line and approved by the appropriate authority, fully contracted for and paid for by Seller to a Lot line (except as provided in Section 10 hereof).

          n. Seller shall be responsible to convey the Lots hereunder free from any notices of violations by Seller of local ordinances or requirements issued by legal authority or prosecutions of any court on account hereof.

     If Seller is unable or unwilling to complete or fulfill its obligations as set forth above in Sections 12 and 13 for the Lots to be closed or settled upon by the herein specified times for the closings thereon, Purchaser may at its option (i) settle on said Lots to be closed upon notwithstanding Seller's failure but without waiving Seller's obligations to perform hereunder, or (ii) delay closing until after Seller has satisfied its obligations, and all subsequent closing obligations of Purchaser shall be delayed for an amount of time equal to said delay and shall be subject to price, terms and conditions that would have been in effect prior to said delay, (iii) terminate this Agreement, or (iv) proceed with such remedies as may be available to Purchaser pursuant to Section 11 (entitled "Default") above. Anything to the contrary notwithstanding, if Seller is unable to fulfill its obligations as set forth in Sections 12 and 13 through no fault of Seller (e.g., moratorium imposed by governmental action, acts of God, etc.), Purchaser's sole remedy in such event shall be to (A) settle on said Lots notwithstanding such imposition, (B) delay closing for a period not to exceed six (6) months or the end of such moratorium, whichever shall first occur, or (C) terminate this Agreement.

     14. Additional Undertakings of Seller.

          a. It shall be Seller's obligation to stabilize the Property in accordance with governmental regulations. Except for construction of houses and stabilization on Lots and green area, including building leadwalks, which shall be constructed by Purchaser, Seller shall hold Purchaser harmless and indemnify it with respect to any condition or requirement of Seller's Public Works Agreements, Sediment and Soil Erosion Agreements, and Utility Agreements affecting the Lots, except for any negligent or intentional act of Purchaser, its contractors, subcontractors or employees. Anything to the contrary notwithstanding, Seller shall be


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responsible at all times for stabilization of recreation areas, except for any negligence or intentional act of Purchaser, its contractors, subcontractors or employees.

          b. Seller, at its own expense, shall be responsible for snow removal and street cleaning for public streets on the Property until the Homeowners' Association or County or other local government entity shall assume such responsibilities. Said public street cleaning and snow removal shall be the sole responsibility and at the sole cost of Seller. However, any street cleaning needed as a result of Purchaser's construction activities on the Lots shall be the responsibility of Purchaser, at its sole cost.

     15. Storage of Construction Equipment.

     Seller shall provide space, within its Property, for the storage of construction equipment, storage facilities and material which Purchaser's subcontractors may from time to time reasonably require which shall be temporarily screened from view if reasonably requested by Seller for aesthetic reasons, which screening shall be comprised of the least expensive materials, which do not materially detract from the aesthetics of the Property. Such space shall be located in an area which would be easily accessible to Purchaser's subcontractors and shall be located so it will not be detrimental to the marketing of Purchaser's homes. Such space shall be made available at no cost to Purchaser. Purchaser shall hold Seller harmless and indemnify it from any liability Seller may incur for any damage to property or injury to third persons which may result from Purchaser's utilization of the storage area. After the settlement of the last Lot pursuant to the terms of this Agreement, or upon earlier termination of this Agreement, any materials or equipment stored on the storage area shall be removed and/or disassembled, and Purchaser shall be responsible for restoring said area into the same condition as existed immediately prior to Purchaser's utilization of the storage area.

     16. Model Home Sites; Sales, Construction and Administration Trailers.

     Purchaser and Seller shall coordinate and agree upon the number, location and types of model homes, sales, construction and administration trailers or offices that may placed upon the Lots, and such uses shall be in compliance with all applicable governmental laws, rules and regulations.

     17. Marketing Signs.

     At all times during the term of this Agreement, Purchaser shall have the right to erect and maintain marketing signs, of its own choice, on the Property (including, without limitation, "For Sale" and "Sold" signs on any of the Lots) in accordance with all governmental regulations, and subject to the approval of Seller, which approval shall not be unreasonably withheld. It is the intention of Seller and Purchaser that all signs within the community will be of similar design and color as approved by Seller.

     18. Additional Undertakings and Warranties.

          a. Purchaser shall not seek any site plan, phasing plan or development plan amendment without the prior written approval of Seller, which approval shall not be


                                       -9-

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unreasonably withheld. In the event that Seller shall not have responded to the submission of such plans within ten (10) days of receipt of same, they shall be deemed approved by Seller.

          b. Purchaser shall maintain all of its construction sites in an orderly fashion and shall remove all debris and equipment, resulting from Purchaser's activity, in a timely fashion.

          c. Neither party shall permit mud, silt or construction debris to accumulate upon any public or private street or road, and the responsible party agrees to promptly clean such street or road, if required.

          d. Purchaser shall defend and hold Seller harmless from and against any and all claims or suits resulting from or arising out of the construction by Purchaser of its houses upon the Property, including reasonable legal and expert fees incurred, provided Seller shall have given prompt notice to Purchaser of any claim against it.

          e. Seller shall defend and hold Purchaser harmless from and against any and all claims or suits resulting from or arising out of the conduct of development or other work by Seller upon the Property provided Purchaser shall have given prompt notice to Seller of any claim against it.

          f. Purchaser's sales contracts with individual homeowners/purchasers for the Lots shall reference the Woodland Village HomeOwners Association Inc. and shall require Purchaser to comply with all applicable provisions of the Virginia Property Owners Association Act.

     19. Quality of Title.

     It is a condition of Purchaser's obligation hereunder that title to the Lots be good and marketable, free of liens and encumbrances, and insurable by a title insurance company holding membership in the American Land Title Association at regular rates, subject to no conditions or encumbrances such as would inhibit or prevent or impose any material burden or expense upon the development of the Lots for residential purposes and the construction of residential dwelling units thereon as Purchaser reasonably desires (other than for expenses which Purchaser has agreed to pay). In the event title is unacceptable to Purchaser and Purchaser so notifies Seller, Seller shall, within five (5) days after receipt of such notice from Purchaser, notify Purchaser in writing either (i) that Seller is unwilling or unable to correct such unacceptable matters, or (ii) that Seller at its sole cost and expense shall undertake promptly to eliminate or modify all such unacceptable matters to the reasonable satisfaction of Purchaser. In the latter event, Seller agrees to use its diligent efforts to promptly satisfy any such objections. In the event Seller elects not to cure such unacceptable matters or is unable with the exercise of due diligence to satisfy said objections within fifteen (15) days after said notice, Purchaser may, at its option, (i) accept title and proceed to closing without an adjustment of the Purchase Price, or (ii) rescind this Agreement with respect to the affected Lot(s), whereupon this Agreement shall be of no further force and effect with respect to the affected Lot(s) and the applicable pro-rata share of the Deposit shall be returned Purchaser. The applicable pro-rata share of the Deposit to be returned to Purchaser shall be equal to (a) the number of affected Lots, divided by (b) the total number of

Lots that Purchaser is obligated to purchase under Section 2 above. Failure of Purchaser to notify Seller of title defects prior to the scheduled date of closing shall be deemed an acceptance by Purchaser of the then existing title of Seller.

     Upon request by Purchaser, Seller shall execute such reasonable affidavits and other similar type instruments as are required by Purchaser's title insurance company relating to the status of title and for the elimination of any standard or printed exceptions in Purchaser's final policy of title insurance, including, without limitation, the exception for unfulfilled mechanics' liens.

     20. Conveyance of Title.

     Seller agrees to execute, acknowledge and deliver at each of the several closings, deeds of conveyance containing covenants of special warranty and further assurances as may be required.

     21. Possession and Risk of Loss.

     Possession of the Lots shall be delivered at time of closing thereon. The risk of loss or damage to the respective Lots by fire or other casualty is assumed by Seller until the date of closing thereon, except damage caused by Purchaser in connection with Section 25 of this Agreement.

     22. Brokerage.

     Seller and Purchaser each represent to the other that they have dealt with no agent or broker with respect to the transaction contemplated by this Agreement. Seller shall defend, indemnify, and hold Purchaser harmless, and Purchaser shall defend, indemnify, and hold Seller harmless, from and against any loss, cost, expense, claim or cause of action of any nature (including, but not limited to, court costs and reasonable attorneys' fees), arising from or out of any breach of the foregoing representation by the respective indemnitors.

     23. Notices.

     All notices, demands, and communications ("Notices") permitted or required to be given hereunder shall be in writing and shall be deemed duly given when
(i) hand delivered, or (ii) sent by commercial overnight courier, or (iii) mailed, registered or certified United States Mail, return receipt requested, first class, postage prepaid. Notices shall be addressed to Seller or Purchaser, as the case may be, at the address shown below or to such other address of which either party shall notify the other in accordance with the provisions hereof

          To Seller:      Renaissance at Woodlands, LLC
                          12030 Sunrise Valley Drive, Suite 170
                          Reston, Virginia 22091
                          Attention: Albert H. Small, Jr.


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

          With a copy to: Stanley-Martin Woodlands, LLC
                          1881 Campus Commons Drive
                          Suite 101
                          Reston, Virginia 20191
                          Attention: Martin K. Alloy

          To Purchaser:   Neighborhoods 1, LLC
                          1881 Campus Commons Drive
                          Suite 101
                          Reston, Virginia 20191
                          Attention: Martin K. Alloy

          With a copy to: Arent Fox Kintner Plotkin & Kahn, PLLC
                          1050 Connecticut Avenue, N. W.
                          Washington, D.C. 20036-5339
                          Attention: Richard N. Gale, Esq.

     24. Eminent Domain (Condemnation).

     In the event condemnation or eminent domain proceedings (or private purchase in lieu thereof) are commenced by any public or quasi-public authority having jurisdiction against all or any part of the Lots, Seller shall promptly so notify Purchaser. In the event that the condemnation takes all or any portion of a Lot, Purchaser may, at its option by giving written notice to Seller, (i) close on one less Lot than required under Section 2 above, or (ii) agree to proceed to closing on such affected Lot, in which event Seller shall assign to Purchaser at closing thereon any awards in condemnation and all rights in connection with such condemnation relating to the affected Lot.

     25. Right of Entry.

     Provided there is no interference with Seller's development activities, Seller shall permit Purchaser access to such portion of the Property as it shall not have then acquired at all reasonable times for the purpose of performing soil and engineering studies, sediment control or such other work as Purchaser shall deem necessary or desirable in connection with its construction on the Lots. Any damage by Purchaser to Property not conveyed to it shall be promptly repaired by Purchaser. The cost of all such undertakings by Purchaser shall be borne by Purchaser. The provisions of this Section shall survive termination of this Agreement.

     26. Indemnification.

     Purchaser agrees to indemnify, defend and hold Seller harmless from and against any liabilities, obligations, claims, damages, demands, penalties, causes of action, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, whether arising out of injury or death to persons or damage to the Property resulting from any wrongful act of Purchaser, its contractors, subcontractors, officers, agents and employees in consequence of Purchaser's entry onto such portions of the Property as shall then be owned by Seller, as permitted by Section 25 above. This provisions of this Section shall survive termination of this Agreement.

     27. Approval of Purchaser's House Types.

     Seller warrants and represents that to the best of its information and belief, no private person, firm or corporation, except Seller and the HOA architectural review committee and board of directors, has the right to restrict or limit Purchaser in the size, design, placement on the Lot, cost or any other aspect of the dwellings intended to be constructed by Purchaser on the Lots. Seller shall timely review and not unreasonably withhold approval of any house type, landscape plan and lot grading plan submitted by Purchaser for approval, and shall deliver to Purchaser upon Purchaser's request confirmation by Seller and the HOA architectural review committee (if applicable) of their approval thereof.

     28. Force Majeure.

     In the event that after written notice to the other party either party hereto shall be unintentionally or uncontrollably delayed, hindered or prevented from the performance of any act required hereunder by reason of insurrection, war, acts of God, governmental delay, adverse weather conditions, or other reason of like nature, not the fault of the party delayed in performing work or doing acts required under the terms of this Agreement, then performance of such act shall be excused for the period of the delay, and the period for this performance of any such act shall be extended for the lesser of (i) six (6) months after written notice, or (ii) the time of such delay. If, upon the expiration of the extension period, the required performance remains unperformed, either party may at its option declare this Agreement null and void; in such event, Purchaser's then remaining deposit shall be returned to Purchaser, and there shall be no further liability on the part of either party to the other. The aforesaid written notice must be given within ten (10) days after the event of delay, or such delay shall be deemed waived.

     29. Moratorium.

     If the State or County, or any agency or subdivision thereof, declares a moratorium on the issuance or use of permits for construction and/or occupancy of residential dwellings within the Property and/or construction of improvements required to be constructed by Seller, and because of such moratorium the County will not issue any permits for the construction of Seller's improvements or use and occupancy of any single family dwellings upon the Property, then either party hereto, upon written notice to the other party, may extend the settlement date of the next occurring settlement for the length of the moratorium, but not in excess of six (6) months. If, upon expiration of this period, the moratorium remains in effect, Purchaser or Seller may at its option either waive said condition and forthwith continue to settle Lots as provided herein or declare this Agreement null and void; and there shall be no further liability on the part of either party to the other. In the event of such delay, the price, terms and conditions of the next occurring settlement shall be subject to those which existed prior to said delay.

     30. Survival.

     All representations, warranties, covenants, agreements and indemnifications set forth in or made pursuant to this Agreement shall remain operative and shall survive the closing(s) on the purchase of Lots and the execution and delivery of the deeds to Lots conveyed pursuant to this Agreement and shall not be merged therein. In addition, if this Agreement is terminated pursuant to the terms hereof, by either Purchaser or Seller, the representations, warranties, covenants, agreements and indemnifications set forth herein or made pursuant to this Agreement and accrued on or before the such termination, shall nevertheless survive such termination and settlement of Lots.

     31. Entire Agreement.

     This Agreement, together with all exhibits and schedules attached hereto, contains the entire agreement between the parties hereto and is intended to be an integration of all prior agreements, conditions or undertakings between the parties hereto. Except as expressly set forth herein or as contained in contemporaneous written agreements, there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, expressed or implied, between Purchaser and Seller.

     32. Relationship of the Parties.

     Notwithstanding any other provision of this Agreement, or any agreements, contracts or obligations which may derive herefrom, nothing herein shall be construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other party, it being the intention of this Agreement to merely create the relationship of Seller and Purchaser with regard to the Property and the particular Lots to be conveyed hereby.

     33. Amendments; Waivers.

     No change or modification of this Agreement shall be valid unless the same is in writing and signed by Purchaser and Seller. No purported or alleged waiver of any of the provisions of this Agreement shall be binding or effective unless in writing and signed by the party against whom it is sought to be enforced.

     34. Assignment of Agreement.

     Purchaser shall not have the right to assign this Agreement, in whole or in part, without prior written consent of Seller, which consent may be withheld in Seller's sole and absolute discretion. Notwithstanding the above, Purchaser may assign its rights and obligations hereunder, to an "Affiliate" (as hereinafter defined) without Seller's consent, provided Purchaser remains liable pursuant to the terms of this Agreement. The term "Affiliate" shall mean and refer to (a) any officer, director, trustee, partner, employee or holder of fifty percent (50%) or more of any class of the voting securities of or equity interest in Purchaser; (b) any corporation, partnership, trust or other entity controlling, controlled by or under common control with Purchaser; (c) any officer, director, trustee, partner, employee or holder of fifty percent (50%) or more of the outstanding voting securities of any corporation, partnership, trust or other entity controlling, controlled by or under common control with Purchaser; and
(d) any relative or spouse (or any relative of such spouse) of any natural person included in clauses (a) or (c) above, who shares the same home as such natural person. In the event that such assignment, transfer or conveyance is approved by Seller, and such assignment, transfer or conveyance is to a non-Affiliate of a

Purchaser, then any "Excess Consideration" (as hereinafter defined) payable by the assignee shall be paid to the Seller. The term "Excess Consideration" shall mean the amount, if any, by which (i) the aggregate net consideration which the approved assignee pays to the Purchaser, exceeds (ii) any out-of-pocket costs and expenses (including the purchase price paid by Purchaser) paid by Purchaser, in connection with its acquisition of such Lots pursuant to this Lot Purchase Agreement.

     35. Applicable Law.

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.

     36. Perpetuities.

     If the rule against perpetuities or any other rule or law would invalidate this Agreement or any portion hereof or would limit the time during which this entire Agreement or any portion hereof shall be effective due to the potential failure of any interest in property created herein to vest within a particular time, then each such interest in property shall be effective only from the date hereof until the passing of twenty-one (21) years after the death of the last survivor of the members of the Senate of the United States of America representing the Commonwealth of Virginia who are serving on the date hereof, but each such interest in property shall be extinguished after such time, and all other interests in property created herein and all other provisions hereof shall remain valid and effective without modification.

     37. Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     38. Authority.

     Each party warrants to the other that it has full corporate authority to enter into and perform this Agreement, and that the parties executing this Agreement for each of them have been fully authorized to do so. Purchaser represents to Seller that Purchaser is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and qualified to do business in the jurisdiction in which the property is located. Seller represents to Purchaser that Seller is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

     39. Effective Date.

     The Effective Date of this Agreement shall be the later date on which it has been executed by both Purchaser and Seller as indicated on the signature page below.

     40. Miscellaneous.

          a. All notices of violations of orders or requirements noted or issued by any County or local authority, or actions in any court on account thereof against or affecting the

Property at the date of settlement of this Agreement shall be complied with by Seller and the Property conveyed free thereof.

          b. Seller certifies that Seller has no knowledge of any published preliminary or adopted zoning map amendment which may result in condemnation or taking of any part of Seller's Property.

          c. Partial Invalidity. If any term, covenant or condition of this Agreement or the application therefor to any person or circumstance shall be invalid or unenforceable, then the remainder of this Agreement or the application of each term or provisions to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term shall be valid and enforceable to the fullest extent permitted by law.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated.

WITNESS:                                PURCHASER:

                                        NEIGHBORHOODS I, LLC,
                                        a Virginia limited liability company


/s/ Sharon DeFalco                      By: /s/ Steven B. Alloy           (SEAL)
-------------------------------------       ------------------------------
Sharon DeFalco                          Name: Steven B. Alloy
                                        Title: Manager
                                        Date: 12/12/01


WITNESS:                                SELLER:

                                        RENAISSANCE AT WOODLANDS, LLC,
                                        a Virginia limited liability company

                                        By: Stanley-Martin Woodlands, LLC,
                                            Member


/s/ Sharon DeFalco                      By: /s/ Martin K. Alloy           (SEAL)
-------------------------------------       ------------------------------
Sharon DeFalco                          Name: Martin K. Alloy
                                        Title: Manager
                                        Date: 12/12/01


                                        By: Woodland Properties, LLC, Member


/s/ Susan Meyer                         By: /s/ Barry H. Schwartz.        (SEAL)
-------------------------------------       ------------------------------
                                        Name: Barry H. Schwartz.
                                        Title: Chief Operating Officer
                                        Date: 1/10/02

                                   EXHIBIT "A"

                                  THE PROPERTY